PRESS RELEASE

Blue Bird Announces Amendment of Credit Facility
Amendment Provides Certain Covenant Relief Through December 31, 2022

MACON, Ga. (Sept. 9, 2022) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today that it has entered into a fifth amendment to its credit facility, dated as of December 12, 2016.

The Fifth Amendment provides covenant relief, through December 31, 2022, via a waiver of the trailing twelve-month minimum consolidated EBITDA covenant for the fiscal quarter ending October 1, 2022 and the minimum units manufactured covenant for the trailing three-month period ending October 1, 2022. Out of an abundance of caution, the Company requested such covenant relief given the supply chain disruptions that challenged the Company throughout its fiscal year.

Other terms of the amended credit facility include a) an election to change one of the market interest rate indices that can be selected to accrue interest on outstanding borrowings from the U.S. Dollar London Interbank Offering Rate, which is being discontinued subsequent to June 30, 2023, to the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York and b) the reporting of a monthly thirteen-week cash flow forecast during an approximate eight-month period.

"We are pleased to have the continued support of our lending partners,” said Matthew Stevenson, President and CEO of Blue Bird Corporation. “We have made substantial changes in the operations at Blue Bird and this amendment provides Blue Bird with financial flexibility while these material improvements in the business continue to take hold even during a time of supply chain volatility.”

Additional details on the terms of the amendment are available in the 8-K filed with the Securities and Exchange Commission on September 9, 2022.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Investor Contact
Mark Benfield
Blue Bird Corporation
(478) 822-2315
Mark.Benfield@blue-bird.com